Exhibit 10.9

Formerly GT Equipment Technologies, Inc.	Innovative Photovoltaic Manufacturing Solutions	GT Solar Incorporated 243 Daniel Webster Highway Merrimack, NH 03054, U.S.A.
		Phone: Fax: e-Mail: Web:	+1 603 883 5200 +1 603 595 6993 info@gtsolar.com www.gtsolar.com

November 24, 2008

Mr. Hoil Kim

150 Fairway Road

Chestnut Hill, MA 02467

Dear Hoil:

We are pleased to offer you a position at GT Solar Incorporated as Vice President & General Counsel, reporting to Tom Zarrella, President & Chief Executive Officer.  Details of this offer of employment shall include the following:

•                  Base Compensation: $305,000 per annum paid proportionately on a bi-weekly basis.

•                  Executive Incentive Compensation Plan: As a member of the Executive Staff, you shall be eligible to participate in the GT Solar Incorporated Executive Incentive Plan (EIP).  During a full year of participation and based on current plan design, you shall be eligible to receive a target bonus in the amount of 45% of your base salary at 100% of plan objectives, which, based on the current plan design for FY 2009, holds the possibility of a payment of up to 90% of base salary in the event of  maximum plan performance.  As special consideration in conjunction with your employment and in recognition of the proximity of your planned start date in relation to the end of the plan year, you will be guaranteed a flat payment of $45,000 for the FY 2009 plan year.  This payment shall be disbursed to you in two installments, $22,500 on the payroll following your start date and $22,500 at the same time that all executive bonuses are disbursed and are contingent upon being employed with GT Solar on the date of payment.  Enclosed you will find a sample copy of the FY 2009 Plan for informational purposes.

•                  Equity Plan: In conjunction with this offer of employment and subject to the approval of the Board of Directors of the Company, you shall be eligible to receive a restricted stock unit grant of 140,000 RSUs subject to all terms, restrictions, limitations and terminations set forth in the RSU Agreement and any grant agreement.  Details concerning the RSU grant are included in the attached RSU agreement.

•                  Severance Package:  The company shall furnish you with a severance package such that, in the event of the termination of your employment involuntarily by the company for reasons other than for cause or voluntarily by your for good reason (each as defined in the employment agreement between the company and you), you shall receive salary continuation at your base salary compensation rate at the time of such termination of employment and medical and dental insurance continuation for a period of 12 months following the termination of your employment.  Eligibility to receive severance shall be contingent upon the execution of a waiver and release.  Details of the severance benefit shall be included in your Employment Agreement.

•                  Non-Competition, Non-Solicitation & Non-Disclosure: Acceptance of employment with GT Solar Incorporated is contingent upon your execution of a non-compete, non-solicitation and non-disclosure agreement.  Details of this agreement shall be included in an Employment Agreement which shall contain all provisions governing your employment with GT Solar Incorporated.  For summary purposes, both the non-competition and non-solicitation provisions shall remain in effect one year post-termination from employment with GT Solar, Inc.  Non-disclosure shall survive indefinitely post-employment.

•                  Paid Time Off — At present time, you will be eligible to receive paid time off annually in the amount of 3 weeks for purposes of vacation and 6 days related to illness.  The company also maintains 11 paid holidays annually.  Vacation pay is an accrued benefit.  A detailed summary of benefits available is attached for your preliminary review.  Please note the company is reviewing elements of its benefits program at this time.  A summary of the benefits available is attached for your preliminary review.  More detailed descriptions of these programs shall be made available to you upon joining GT Solar.

•                  Location — You will be based at the headquarters in Merrimack but will work from time to time at the Boston offices of Wilmer Hale in accordance with company needs.

1

Turnkey Production Lines	Individual Equipment
GTs-WAFFABTM	GT-DSS240TM DSS Furnace
GTs-CELFABTM	GT-ATLAS TM Tabber/Stringer
GTs-MODFABTM	GT-CTX 2400TM Cell Tester
GT-PVSCAN 8000 Optical Characterization
More ... www.gtsolar.com

You represent that you are not by bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the company, or wish is any way inconsistent with the terms of this letter.

As a condition of employment, you are required to show proof of citizenship, permanent residency in the U.S., or authorization to work in the U.S. within three business days of your date of hire.  Employment with GT Solar is contingent upon satisfactory completion of background verification and drug screening.   This letter together with your employment agreement with GT Solar sets forth the terms of your employment with GT Solar, Inc. and shall supersede any prior representations or agreements, whether written or oral relating to the terms of your employment.  This letter may only be modified by a written agreement signed by you and the President & CEO of GT Solar Incorporated.  To indicate your acceptance of this offer, please sign below.

Hoil, we are truly excited about the prospect of your joining the team at GTSolar.  We are confident that you will find your association with the company both challenging and rewarding.   Please feel free to contact me at 603.858.2239 to discuss at your earliest convenience.

Warmest regards,	I accept this offer of employment as stated herein, I am not relying on any representations other than as set forth above:

/s/ Brian P. Logue

Brian P. Logue	Hoil Kim
Vice President Human Resources	Name Print

	/s/ Hoil Kim	11/24/08
	(Signature)	(Date)

12/15/08
Tentative Start Date